Exhibit 99.23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of AARP Funds:

We consent to the use of our report dated August 20, 2007 for the AARP Aggressive Fund, AARP Moderate Fund, AARP Conservative Fund, AARP Income Fund and AARP Money Market Fund each a series of the AARP Funds, incorporated herein by reference and to the references to our firm under the captions “Financial Highlights” in the Prospectus and “FINANCIAL STATEMENTS” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

October 24, 2007